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Exhibit 99.1

Dividend Capital Announces the Acquisition of Two
Distribution Facilities in Memphis, TN

        DENVER, July 22, 2003 /PRNewswire/—Dividend Capital Trust announced today that it has closed the acquisition of two distribution facilities totaling 392,000 square feet in the Chickasaw Distribution Center, a 256-acre master planned business park in Memphis, Tennessee, for a combined purchase price of approximately $14.3 million.

        "The acquisition of these properties exemplifies our strategy to acquire high-quality distribution space throughout the U.S." stated Thomas G. Wattles, Dividend Capital's Chairman and Chief Investment Officer. Prior to joining Dividend Capital, Mr. Wattles was a co-founder and the former Chairman and Chief Investment Officer of ProLogis Trust, the largest publicly-traded (NYSE: PLD) industrial Real Estate Investment Trust (REIT) in the world, with operations in North America, Europe, and Japan. At ProLogis, Mr. Wattles oversaw the tremendous growth in its asset base from inception in 1992 to over $2.6 billion in 1997. The Memphis buildings are leased to five companies, including UPS Supply Chain Solutions, Inc., a wholly-owned subsidiary of UPS, and Cosmopolitan Cosmetics, a U.S. subsidiary of Wella AG, a major European supplier of cosmetics to over 150 countries. Completed in 2000, the state of the art distribution facilities were developed by IDI, a leading national developer of distribution space.

        Dividend Capital Trust, a Denver-based REIT, is committed to becoming a leader in providing quality distribution space to its customers across the country. Dividend Capital expects to achieve this through the acquisition of high quality facilities in major distribution markets and through strategic alliances with leading developers. For additional information on Dividend Capital, please visit our web site at http://www.dividendcapital.com.

        This press release contains forward-looking statements within the meaning of the federal securities laws. You should exercise caution in interpreting and relying on forward-looking statements because they involve known and unknown risks, uncertainties and other factors which are, in some cases, beyond Dividend Capital Trust's control and could materially affect actual results, performance or achievements. These factors include, without limitation, the ability to identify and acquire properties on favorable terms, dependence on tenants' financial condition, the uncertainties of real estate development and acquisition activity, the ability to effectively integrate acquisitions, the costs and availability of financing, the effects of local economic and market conditions, regulatory changes and other risks and uncertainties detailed from time to time in Dividend Capital Trust's filings with the Securities and Exchange Commission.

For Immediate Release	Contact:
July 22, 2003	Dividend Capital/303-228-2200 www.dividendcapital.com

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Dividend Capital Announces the Acquisition of Two Distribution Facilities in Memphis, TN